Exhibit 99.2

CUI GLOBAL CLOSES SALE OF POWER BUSINESS TO BEL FUSE FOR $32 MILLION

TUALATIN, Ore., December 3, 2019 -- CUI Global, Inc. (NASDAQ: CUI), (the “Company”) today announced the completion of the sale of the majority of its Power business to Bel Fuse (Nasdaq: BELFA and Nasdaq: BELFB) for $32.0 million in cash, subject to post-closing adjustments. The Company expects to utilize the proceeds from the sale to implement its strategy to build an infrastructure services company and for general corporate purposes.

“With this sale and our previously announced divestiture of our Electromechanical components business, CUI Global has largely exited its former Power & Electromechanical segment businesses. These asset sales were a critical part of our transformation and served to strengthen our balance sheet as we move forward in executing on our Energy-centric growth strategy,” stated Jim O’Neil, chief executive officer of CUI Global.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies to create a diversified energy services platform. CUI Global’s Energy business, Orbital Gas Systems is a leader in innovative gas solutions with more than 30 years of experience in design, installation and the commissioning of industrial gas sampling, measurement and delivery systems providing solutions to the energy, power and processing markets. Orbital Gas Systems manufactures and delivers a broad range of technologies including environmental monitoring, gas metering, process control, telemetry, gas sampling and BioMethane. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

CUI Global Investor Relations Counsel:

LHA Investor Relations

Sanjay M. Hurry

T: 212-838-3777

cuiglobal@lhai.com

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